Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 3, 2011

Relating to Preliminary Prospectus dated January 3, 2011

Registration No. 333-169326

American Assets

PORTFOLIO SUMMARY

Solana Beach Towne Centre

Del Monte Shopping Center

Waikiki Beach Walk

Valencia Corporate Center

Torrey Reserve

Rancho Carmel Plaza

160 King Street

Carmel Country Plaza

Alamo Quarry

American Assets

SOUTHERN CALIFORNIA RETAIL

RETAIL

2

AMERICAN ASSETS

SOUTHERN CALIFORNIA

Carmel Country Plaza 4 Rancho Carmel Plaza

Carmel Mountain Plaza 5 Lomas Santa Fe Plaza

South Bay Marketplace 6 Solana Beach Towne Centre

3

CARMEL COUNTRY PLAZA 12750—12950 Carmel Country Road

RETAIL

Carmel Country Plaza is a neighborhood retail center with a total of approximately 78,000 rentable square feet. The property is located on Del Mar Heights Road approximately one mile east of Interstate 5 in the northern part of San Diego County. It caters to the upscale suburban communities of Carmel Valley and Del Mar. American Assets acquired the parcel in 1989 and constructed the buildings in 1991. The retail center consists of nine buildings and 329 parking spaces on a 5.5 acre lot. Major tenants include Oggi’s Pizza and Brewing Company, The Coffee Bean & Tea Leaf, La Salsa and Frazee Industries, Inc.

KEY STATISTICS

# Parking Spaces 329 Year Built/Renovated 1991 Total SF 77,813 Location San Diego, California Address 12750—12950 Carmel Country Road

4

AMERICAN ASSETS

CARMEL COUNTRY PLAZA

5

CARMEL MOUNTAIN PLAZA 11602-12174 Carmel Mountain Road

RETAIL

Carmel Mountain Plaza is an approximately 440,000 square foot regional shopping center consisting of 13 buildings and 2,379 parking spaces spread over 39.7 acres. The property is situated on Carmel Mountain Road immediately east of Interstate 15, a major north-south corridor in San Diego County, and caters to the upscale, inland communities of Rancho Bernardo, Poway and Carmel Mountain Ranch. American Assets acquired the property in 2003 and major tenants include Sears, Sports Authority, Reading Cinemas, Sprouts Farmers Markets and Marshalls.

KEY STATISTICS

# Parking Spaces 2,379

Year Built/Renovated 1994

Total SF 440,228

Location San Diego, California

Address 11602—12174 Carmel Mountain Road

6

AMERICAN ASSETS

CARMEL MOUNTAIN PLAZA

7

RETAIL

SOUTH BAY MARKETPLACE | *3400 - 3470 Highland Avenue (National City)*

South Bay Marketplace is an approximately 133,000 square foot neighborhood shopping center with 529 parking spaces on a 12.1 acre lot. The property is located on East Plaza Boulevard midway between Interstate 5 and Interstate 805, serving San Diego's South Bay cities of National City and Chula Vista. The property is also in close proximity to San Diego's U.S. Navy Base and over 8,484 units of housing for military personnel and their families. American Assets successfully undertook a rigorous and complex entitlement process that involved two permitting jurisdictions in order to complete the development of South Bay Marketplace in 1997. Major tenants include Ross Dress For Less, Grocery Outlet, Office Depot, and Old Navy. In addition to the 133,000 rentable square feet discussed above, Dixieline Lumber Company owns and occupies 21,795 square feet of space in South Bay Marketplace and pays its proportionate share of the common area expenses.


OLD NAVY
DIXIELINE
Office DEPOT
ROSS
FACTORY 2-U
McDonald's
GROCERY OUTLET
South Bay

KEY STATISTICS

# Parking Spaces	529
Year Built/Renovated	1997
Total SF	132,873
Location	San Diego, California
Address	Intersection of I-54 & Highland Avenue

8

AMERICAN ASSETS

SOUTH BAY MARKETPLACE

RANCHO CARMEL PLAZA

10155—10195 Rancho Carmel Drive

Rancho Carmel Plaza is a neighborhood shopping center consisting of approximately 30,000 rentable square feet and 68 parking spaces situated on a 3.3 acre lot. The three building property, acquired and developed by American Assets in 1990 and 1993, respectively, is located on Rancho Carmel Drive near the intersection of Interstate 15 and Highway 56 in San Diego and serves the upscale community of Carmel Mountain Ranch. The neighborhood center is a key transportation hub for the area and includes the first structured Park-N-Ride commuter parking lot in California. Additionally, several nearby retailers, including Costco, Reading Cinemas, Ross Dress for Less, Sports Authority and Barnes & Noble, attract potential customers to the area and create significant synergies with our center. Major tenants include Oggi’s Pizza & Brewery, Sprint and USE Credit Union.

RETAIL

KEY STATISTICS

# Parking Spaces 68

Year Built/Renovated 1993

Total SF 30,421

Location San Diego, California

Address Intersection of I-56 & Rancho Carmel Drive

AMERICAN ASSETS

RANCHO CARMEL PLAZA

LOMAS SANTA FE PLAZA

905—993 Lomas Santa Fe Drive

Lomas Santa Fe Plaza is an approximately 210,000 rentable square foot grocery anchored neighborhood shopping center built in 1972 consisting of nine buildings and 740 parking spaces on a 17.4 acre lot. The property is situated on Lomas Santa Fe Drive, immediately east of Interstate 5, and is located approximately one mile from public beaches, providing essential retail services to the upscale coastal communities of Solana Beach and Rancho Santa Fe. American Assets acquired the shopping center in 1995 and immediately redeveloped the anchor space by doubling its size to 50,000 square feet and signing a new lease with Vons Companies, Inc. Other major tenants include Ross Dress for Less, We-R-Fabrics, Big 5 Sporting Goods and

24 Hour Fitness. American Assets has approved entitlements on Lomas Santa Fe Plaza for the redevelopment and development of 65,340 rentable square feet (including 45,553 additional rentable square feet).

RETAIL

KEY STATISTICS

# Parking Spaces 740

Year Built/Renovated 1972/1997

Total SF 209,569

Location Solana Beach, California

Address Intersection of I-5 & Lomas Santa Fe Drive

AMERICAN ASSETS

LOMAS SANTA FE PLAZA

RETAIL

SOLANA BEACH TOWNE CENTRE | *622 San Rodolfo*

Solana Beach Towne Centre is a grocery anchored neighborhood center consisting of 12 buildings, approximately 247,000 rentable square feet and 1,124 parking spaces that American Assets acquired in 1997. The property, located immediately west of Interstate 5 at the Lomas Santa Fe Drive exit, caters to the San Diego communities of Solana Beach, Del Mar and Rancho Santa Fe. Major tenants include Henry's Marketplace, CVS Pharmacy, Marshalls, Dixieline ProBuild and Staples.


Marshalls

KEY STATISTICS

# Parking Spaces	1,124
Year Built/Renovated	1973/2000/2004
Total SF	246,730
Location	Solana Beach, California
Address	Intersection of I-5 & Lomas Santa Fe Drive

14

AMERICAN ASSETS

SOLANA BEACH TOWNE CENTRE

NORTHERN CALIFORNIA RETAIL

RETAIL

AMERICAN ASSETS

NORTHERN CALIFORNIA

Del Monte Shopping Center

DEL MONTE CENTER

1410 Del Monte Center

Del Monte Center is an approximately 674,000 rentable square foot open-air regional shopping center in Monterey, California, which American Assets has the ability to expand by an additional 15,000 rentable square feet. Located at the intersection of Highway 1 and Munras Avenue and serving as the area’s only regional shopping center, Del Monte Center has attracted major tenants such as The Apple Store, Pottery Barn, Williams-Sonoma, California Pizza Kitchen, Macy’s, Whole Foods Market, Petco, Rite Aid and Century Theaters, as well as more than 70 national retailers, locally owned specialty shops and restaurants. The area’s strict zoning restrictions and regulations serve as high barriers to entry to competitors seeking to replicate Del Monte Center’s offerings in nearby locations. In 2007, two years after acquiring Del Monte Center, American Assets significantly renovated and repositioned the property.

RETAIL

KEY STATISTICS

# Parking Spaces 2,842

Year Built/Renovated 1967/1984/2006

Total SF 674,224

Location Monterey, California

Address Intersection of Hwy 1 and Munras Avenue

AMERICAN ASSETS

DEL MONTE CENTER

HAWAII RETAIL

RETAIL

AMERICAN ASSETS

HAWAII

The Shops at Kalakaua

Waikele Center

Waikiki Beach Walk

THE SHOPS AT KALAKAUA

2150 Kalakaua Avenue

RETAIL

The Shops at Kalakaua is an approximately 12,000 rentable square foot retail destination located in Honolulu, Hawaii. This project, located in the core of the Waikiki Special District, features four storefronts (three buildings) facing heavily trafficked Kalakaua Avenue, the primary thoroughfare in Waikiki. The Shops at Kalakaua is part of the hub of upscale retailers, restaurants, hotels and business plazas that make the area a heavily visited tourist destination. Conveniently located across the street from Waikiki Beach Walk, The Shops at Kalakaua features Oakley, Whalers General Store, Swarovski Crystal and Diesel USA as its tenants. Originally built in 1971, the property was renovated in 2006 as part of the Waikiki revitalization effort. Given its central Waikiki location, The Shops at Kalakaua enjoy excellent visibility, strong foot traffic and frequent business from both tourist as well as local shoppers.

KEY STATISTICS

# Parking Spaces NA

Year Built/Renovated 1971/2006

Total SF 11,671

Location Waikiki, Hawaii

Address 2150 Kalakaua Avenue

AMERICAN ASSETS

THE SHOPS AT KALAKAUA

WAIKELE CENTER

94—795 to 94—887 Lumiaina Street

RETAIL

Waikele Center is a 538,000 rentable square foot regional open-air shopping center located in Waipahu, Hawaii, approximately 15 miles west of Honolulu. The property, positioned along a rapidly developing corridor of West Oahu, enjoys over 3,000 feet of frontage along Interstate H-1, which provides high visibility and convenient access to the highway. Waikele Center is situated on 41.85 acres and includes nine structures with 2,108 parking spaces. Initially built in phases between 1992 and 1993, construction of the ninth building, the Waikele Professional Center, was completed by American Assets in 2008. This shopping complex is one of Central Oahu’s largest and highest profile retail projects, and is anchored by Lowe’s Home Improvement, Kmart Corporation, Borders Book & Music, Officemax, Inc. and The Sports Authority. Along with Old Navy, the shopping center is home to multiple specialty retailers and restaurants that include Chili’s Grill & Bar, Starbucks Coffee, Jamba Juice, McDonald’s, KFC and various other quick-serve restaurants. Supported by solid demographics in the surrounding area, nearly all tenants in Waikele Center outperform their sister stores in Hawaii by a significant margin as measured by sales per square foot. In addition, Waikele Professional Center offers 17,177 rentable square feet of office/retail space, which is particularly attractive to medical and service practitioners integral to the community, adding a supportive service oriented dynamic to this property.

KEY STATISTICS

# Parking Spaces 2,108

Year Built/Renovated 1993/2008

Total SF 537,965

Location Waipahu, Hawaii

Address 94—795 to 94—887 Lumiaina Street

AMERICAN ASSETS

WAIKELE CENTER

WAIKIKI BEACH WALK—RETAIL AND HOTEL

255 Beach Walk

RETAIL

Waikiki Beach Walk is a mixed-use retail and hotel property in Honolulu, Hawaii, located just steps from the destination beaches of Waikiki, as well as the upscale offerings of Kalakaua Avenue. It contains approximately 97,000 rentable square feet of restaurant and retail space, for which construction was completed in 2008, and is conveniently located at the base of a 369-room Embassy Suites™ hotel, which was redeveloped and reconfigured as an all-suite hotel in 2007, and is managed by Outrigger Hotels & Resorts. Among the more than 40 retailers and restaurants at Waikiki Beach Walk, major tenants include Yard House Restaurant, Quicksilver, Ruth’s Chris Steak House and Roy’s Waikiki.

By providing centralized and convenient dining, shopping and lodging options for tourists, Waikiki Beach Walk benefits from the synergies and competitive advantages created by a mixed-use property. For example, the hotel consistently outperforms its upscale and upper upscale peer groups for the local market. Further, because the property is at the heart of a tourist destination, local traffic accounts for a considerable portion of sales across most of the restaurants and shops at Waikiki Beach Walk.

KEY STATISTICS

# Parking Spaces 377

Year Built/Renovated 2006/2008

Total Retail SF 96,569

Hotel Keys (Suites) 369

Location Waikiki, Hawaii

Address Lewers Street and Kalakaua Avenue

AMERICAN ASSETS

WAIKIKI BEACH WALK

TEXAS RETAIL

RETAIL

AMERICAN ASSETS

TEXAS

Alamo Quarry

RETAIL

ALAMO QUARRY | *255 E. Basse Road (San Antonio)*

Alamo Quarry is a 59-acre lifestyle center, which offers shopping, dining and entertainment with a total of approximately 590,000 rentable square feet, and is located in San Antonio, Texas. Once the home of Alamo Cement Company, Alamo Quarry was constructed in 1997 and incorporates the property's original smokestacks, rock crusher building and other historic features. The property has highly visible frontage along the east side of Highway 281, one of San Antonio's busiest thoroughfares, and is easily accessible via the Basse Road and Jones-Maltsberger Road exits. Among more than 70 retail stores and restaurants, major tenants include Borders Books & Music, Whole Foods, Bed Bath & Beyond, Officemax, Old Navy, Michaels Arts & Crafts and a Regal Cinemas 16-Plex movie theatre.


QUARRY
QUARRY MARKET

KEY STATISTICS

# Parking Spaces	3,282
Year Built/Renovated	1997/1999
Total SF	589,479
Location	San Antonio, Texas
Address	255 E. Basse Road

30

AMERICAN ASSETS

ALAMO QUARRY

SOUTHERN CALIFORNIA OFFICE

OFFICE

AMERICAN ASSETS

SOUTHERN CALIFORNIA

Torrey Reserve

Solana Beach Corporate Centre

Valencia Corporate Center

TORREY RESERVE CAMPUS

11455—11682 El Camino Real

OFFICE

Torrey Reserve Campus is an office campus developed by American Assets and situated in a prime coastal location in the Del Mar Heights area of San Diego between La Jolla and Del Mar and conveniently accessible from Interstate 5, Interstate 805 and Highway 56. The campus has views of the Pacific Ocean and the Torrey Pines State Park, and is extensively landscaped with numerous high quality tenant amenities including two fully equipped gymnasiums for exclusive tenant use and a 41,000 square foot parking lot. Torrey Reserve Campus is comprised of seven multi-tenant office buildings and two single-tenant buildings on 11 acres offering approximately 457,000 rentable square feet of space, as described below:

ICW Plaza: ICW Plaza is an approximately 156,000 rentable square foot office building with Insurance Company of the West as a major tenant. ICW Plaza serves as the headquarters of American Assets Trust, Inc.

Torrey Reserve—North Court: Torrey Reserve—North Court consists of two buildings totaling approximately 130,000 rentable square feet of office space with major tenants including the law firm McDermott Will & Emery and California Bank and Trust.

Torrey Reserve—South Court: Torrey Reserve—South Court consists of two buildings totaling approximately 130,000 rentable square feet of office space with international executive training firm Vistage Worldwide as a major tenant.

Torrey Reserve—VC I: Torrey Reserve—VC I is an office building consisting of approximately 11,000 rentable square feet occupied by California Bank and Trust.

Torrey Reserve—VC II: Torrey Reserve—VC II is a single tenant building consisting of approximately 8,000 rentable square feet occupied by a Ruth’s Chris Steak House.

Torrey Reserve—VC III: Torrey Reserve—VC III is an office building consisting of approximately 14,000 rentable square feet occupied by the San Diego Fertility Center and Changes Plastic Surgery.

Torrey Reserve—Daycare: Torrey Reserve—Daycare is a single tenant building consisting of approximately 8,000 rentable square feet occupied by Bright Horizons, a daycare center.

KEY STATISTICS

# Parking Spaces 1,475

Year Built/Renovated 1996-2000

Total SF 456,801

Location San Diego, California

Address 11455-11682 El Camino Real

AMERICAN ASSETS

TORREY RESERVE CAMPUS

SOLANA BEACH CORPORATE CENTRE

380462 Stevens Avenue

OFFICE

Solana Beach Corporate Centre is located adjacent to Solana Beach Towne Centre between the Lomas Santa Fe and Via de La Valle exits off Interstate 5 in San Diego. Solana Beach Corporate Centre, which was constructed between 1982 and 2005, is comprised of four three-story buildings totaling approximately 212,000 rentable square feet of office space and offers the convenience of nearby restaurants and shopping. The property’s tenant base primarily consists of smaller legal, professional, medical office and financial service firms. American Assets has entitlements to develop an additional approximately 13,000 square feet on the property, which will serve to connect the Solana Beach Corporate Centre with the neighboring Solana Beach Towne Center.

KEY STATISTICS

# Parking Spaces 714

Year Built/Renovated 1982/2005

Total SF 211,848

Location San Diego, California

Address 380—462 Stevens Avenue

AMERICAN ASSETS

SOLANA BEACH CORPORATE CENTRE

VALENCIA CORPORATE CENTER

28470—28490 Avenue Stanford (Valencia)

OFFICE

Valencia Corporate Center is an approximately 194,000 rentable square foot office complex consisting of three buildings located just off the Golden State Freeway I-5 in the rapidly developing Santa Clarita Valley of Los Angeles County. Two buildings were constructed in 1999 and the most recently constructed building was completed in 2007. Major tenants include Insurance Company of the West, the Los Angeles Department of Children and Family Services and Psomas.

KEY STATISTICS

# Parking Spaces 782

Year Built/Renovated 1999—2007

Total SF 194,042

Location Valencia, California

Address 28470—28490 Avenue Stanford

AMERICAN ASSETS

VALENCIA CORPORATE CENTER

NORTHERN CALIFORNIA OFFICE

OFFICE

AMERICAN ASSETS

NORTHERN CALIFORNIA

160 King Street

Landmark at One Market

160 KING STREET

160 King Street

OFFICE

160 King Street is a nine story, high quality office building in the South of Market, or SOMA, submarket of San Francisco, California. Built in 2002, the building contains approximately 168,000 rentable square feet and a five-level structured parking garage that offers 376 reserved and public spaces on-site. The property is located directly across the street from AT&T Park, home of the San Francisco Giants, and is close to the city’s financial district and the Moscone Convention Center. It is easily accessible by both public transportation and Highway 280 to residents throughout the San Francisco Peninsula and East Bay areas. The SOMA submarket historically has had a high concentration of technology and Internet-related tenants. As investments in technology-related businesses continue to increase, 160 King Street is well positioned to attract many of these companies, enlarging and diversifying the potential tenant base for this property beyond more traditional knowledge-based tenants such as law firms and medical groups.

KEY STATISTICS

# Parking Spaces 376

Year Built/Renovated 2002

Total SF 167,986

Location San Francisco, California

Address 160 King Street

AMERICAN ASSETS

160 KING STREET

LANDMARK AT ONE MARKET

One Market Street

OFFICE

The Landmark at One Market is an 11-story, steel-framed, historic high quality office building located in San Francisco, California. The property has approximately 422,000 rentable square feet consisting of the Landmark office building, including approximately 44,220 rentable square feet of space located in an adjacent six-story leasehold known as the Annex, which American Assets leases as lessee. The property is located across the street from the Embarcadero Centre and the historic Ferry Building at the corner of Market Street and Steuart Street in the core of San Francisco’s Financial District. This location provides access to numerous tenant amenities, a developed transportation infrastructure and diverse cultural attractions. The Landmark at One Market is also the only building in San Francisco with panoramic views of the San Francisco Bay and both California and Market streets. The building, which was originally built in 1917 and served as the headquarters of the Southern Pacific Railroad until 1998, received a complete seismic retrofit and renovation in 2000. The Landmark at One Market occupies a premier location in San Francisco’s Financial District and is well positioned to continue to command market leading rents from premier Bay Area tenants.

KEY STATISTICS

# Parking Spaces NA

Year Built/Renovated 1917/2000

Total SF 421,934

Location San Francisco, California

Address One Market Street

AMERICAN ASSETS

LANDMARK AT ONE MARKET

SOUTHERN CALIFORNIA MULTIFAMILY

MULTIFAMILY

AMERICAN ASSETS

SOUTHERN CALIFORNIA

Loma Palisades

Imperial Beach Gardens

Mariner’s Point

4	Santa Fe RV Resort

MULTIFAMILY

LOMA PALISADES | *2799 Adrian Street*



8
Sports Arena
LOMA PALISADES
San Diego
N





Loma Palisades is a high quality multifamily community comprised of 548 units consisting of single level, ranch-style and townhome-style two and three bedroom apartments. Centrally-located in San Diego's Point Loma community, the property offers apartments with balcony views, private garden patios and garage parking. Loma Palisades enjoys convenient access to all major San Diego freeways, the San Diego Airport and is approximately ten minutes to Downtown San Diego.

KEY STATISTICS

# Parking Spaces	513
Year Built/Renovated	1958/2001 - 2008 (91% of Units Renovated)
Units	548
Location	San Diego, California
Address	2799 Adrian Street

48

AMERICAN ASSETS

IMPERIAL BEACH GARDENS

319 Imperial Beach Boulevard

MULTIFAMILY

Imperial Beach Gardens is a high quality multifamily property containing 160 units consisting of spacious two and three bedroom townhouse apartments. The property enjoys a small town feel while being conveniently located approximately 15 minutes from metropolitan San Diego. Residents of the townhouse-style homes benefit from a neighboring wildlife preserve, a lagoon and the Pacific Ocean.

KEY STATISTICS

# Parking Spaces 160

Year Built/Renovated 1959/2008—Present

Units 160

Location Imperial Beach, California

Address 319 Imperial Beach Blvd.

MARINER’S POINT

373 Caspian Way

MULTIFAMILY

Mariner’s Point is the neighboring property to Imperial Beach Gardens and contains 88 one and two bedroom units. Located within three blocks of the Pacific Ocean, the community offers residents convenient beach access as well as views of the nearby wildlife reserve.

KEY STATISTICS

# Parking Spaces 128

Year Built/Renovated 1986

Units 88

Location Imperial Beach, California

Address 373 Caspian Way

AMERICAN ASSETS

SANTA FE RV RESORT

5707 Santa Fe Street

MULTIFAMILY

The Santa Fe Park RV Resort offers 122 RV spaces and four apartment units, conveniently located directly off the I-5. Designed for comfort and convenience, the resort offers spaces by the day, by the week, by the month, or longer. The Santa Fe Park RV Resort offers both locals and tourists looking to enjoy San Diego’s mild, year-round climate the chance to take up temporary residence with a complete list of amenities. Full-hook up spaces with pads include free Satellite TV, free Wi-Fi, spa and swimming pool, a fully equipped fitness center and a mini theater.

KEY STATISTICS

# Parking Spaces 145

Year Built/Renovated 1971/2007—2008

Units 122 RV Spaces/4 Apartments

Location San Diego, California

Address 5707 Santa Fe Street

American Assets Trust, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering of securities to which these materials relate; however, that registration statement has not yet been declared effective. These securities may not be sold until the registration statement filed with the SEC becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling toll free (866) 500-5408.

These materials contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the business, financial condition, liquidity, results of operations, plans and objectives of American Assets Trust, Inc. (the “Company”). Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. All forward-looking statements are based on information available to the Company on the date these materials were prepared and the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.